Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Barnes Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common Stock, par value $0.01 per share	Other	1,183,406	$30.34	$35,904,538.04	$92.70 per $1,000,000	$3,328.35
Total Offering Amounts						—	$3,328.35
Total Fee Offsets(3)							—
Net Fee Due							$3,328.35

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Barnes Group Inc. Inducement Stock Option Award Summary of Grant and Inducement Stock Option Award Agreement dated July 14, 2022 to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(h), under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low prices of shares of common stock of the Registrant, par value $0.01, as reported on the New York Stock Exchange on July 11, 2022.
(3)	The Registrant does not have any fee offsets.